As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REPLIGEN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2729386
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

(781) 250-0111

(Address of Principal Executive Offices, including zip code)

REPLIGEN CORPORATION AMENDED AND RESTATED 2012 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Walter C. Herlihy

President and Chief Executive Officer

Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

(781) 250-0111

(Name, Address and Telephone Number, including area code, of Agent For Service)

Copies to:

Lawrence S. Wittenberg, Esq.

Arthur R. McGivern, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,000,000 shares(2)	$18.78(3)	$37,560,000	$4,837.73

(1)	This Registration Statement relates to 2,000,000 shares of Common Stock, par value $0.01 per share, of Repligen Corporation (“Common Stock”) available for issuance under the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(2)	Represents additional shares of Common Stock approved for issuance under the Plan at the 2014 Annual Meeting of Stockholders held on May 15, 2014.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on the NASDAQ Global Market, on May 28, 2014.

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No. 333-181670) of the Registrant is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-181670) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

5.1	Legal opinion from Goodwin Procter LLP.

23.1	Consent of Ernst and Young LLP, as independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of attorney (included in the signature page to this Registration Statement).

99.1	Amended and Restated 2012 Stock Option and Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 2nd day of June, 2014.

REPLIGEN CORPORATION

By:	/s/ Walter C. Herlihy, Ph.D.
Walter C. Herlihy, Ph.D.
President and Chief Executive Officer (Principal Executive Officer, Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Repligen Corporation, hereby severally constitute and appoint Walter C. Herlihy and Anthony J. Hunt, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 2nd day of June, 2014.

Signature	Title

/s/ Walter C. Herlihy, Ph.D. Walter C. Herlihy, Ph.D.	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)

/s/ Karen A. Dawes	Chairperson of the Board
Karen A. Dawes

/s/ Glenn L. Cooper, M.D.	Director
Glenn L. Cooper, M.D.

/s/ Alfred L. Goldberg, Ph.D.	Director
Alfred L. Goldberg, Ph.D.

/s/ Michael A. Griffith	Director
Michael A. Griffith

/s/ John G. Cox	Director
John G. Cox

/s/ Thomas F. Ryan, Jr.	Director
Thomas F. Ryan, Jr.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Legal opinion from Goodwin Procter LLP.

23.1	Consent of Ernst & Young, LLP, as independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of attorney (included in the signature page to this Registration Statement).

99.1	Amended and Restated 2012 Stock Option and Incentive Plan.